Exhibit 3.1

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
ALLIQUA, INC.

The undersigned, the Chief Financial Officer of Alliqua, Inc., a Florida corporation (the “Company”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company (the “Board of Directors”) by the Articles of Incorporation of the Company (the “Articles of Incorporation”), the following resolution creating a series of preferred stock, designated as Series A Convertible Preferred Stock, was duly adopted by the Board of Directors on October 16, 2013, as follows, and that no action by the shareholders of the Company was required to effect such resolution:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the Articles of Incorporation, without any action so required by the shareholders of the Company, there hereby is created out of the shares of the preferred stock, par value $0.001 per share, of the Company authorized in Article V of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of three hundred seventy-five thousand (375,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).  The maximum number of shares of Series A Preferred Stock shall be three hundred seventy-five thousand (375,000) shares.  The Series A Preferred Stock shall rank senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company that by their terms do not rank senior to or on parity with the Series A Preferred Stock.  The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Redemption.

(a) Mandatory Redemption.  Subject to any other provisions of this Articles of Incorporation, on October 21, 2015 (the “Mandatory Redemption Date”), the Company shall redeem all of the then issued and outstanding shares of Series A Preferred Stock, for cash, at a redemption price equal to the Stated Value (as defined below).  All dividends, including those payable pursuant to Section 3 hereof, shall cease to accrue on the shares of the Series A Preferred Stock at the close of business on the Mandatory Redemption Date and the holders of such shares shall cease to be shareholders with respect to those shares, shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption upon surrender of their certificates, and the shares evidenced thereby shall be deemed to be no longer outstanding.

(b) Redemption Procedures. Not less than 20 nor more than 60 days prior to the Mandatory Redemption Date, a written notice specifying the time and place of the redemption shall be given by first-class mail, postage prepaid, to the holders of record of the shares of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company, calling upon each holder of record to surrender to the Company on the Mandatory Redemption Date at the place designated in the notice his certificate or certificates representing all the shares of the Series A Preferred Stock owned by such holder.  Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.  On or after the Mandatory Redemption Date, each holder of shares of the Series A Preferred Stock to be redeemed shall present and surrender its certificate or certificates for such shares to the Company at the place designated in the redemption notice, and thereupon the redemption price of the shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof in immediately available funds, and each surrendered certificate shall be canceled.

3. Dividends.

(a) Dividends.  Holders of the Series A Preferred Stock shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value (as defined below) per share) of 6% per annum (the “Preferred Dividend”), payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning on December 31, 2013 (each such date, a “Dividend Payment Date”).  If any Dividend Payment Date is not a Trading Day (as defined below), the applicable payment shall be due on the next succeeding Trading Day.  The Preferred Dividend will be payable in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, with the number of shares of Common Stock issuable on any given Dividend Payment Date to be calculated by dividing the aggregate Preferred Dividend due on such Dividend Payment Date by the then-applicable Conversion Price (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”).

As used herein, the term “Stated Value” shall mean $4.00, subject to adjustment for any stock splits or combinations of the Series A Preferred Stock.  As used herein, the term “Trading Day” shall mean a day during which trading in securities generally occurs on the principal securities exchange, market or quotation service on which the Common Stock is then listed or quoted, or, if the Common Stock is not so listed or quoted, “Trading Day” means a Business Day.  As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(b) Dividend Calculations.  Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the date of the first issuance of the Series A Preferred Stock certificate representing such shares of Series A Preferred Stock (the “Preferred Stock Certificates”), regardless of the number of transfers of any particular shares of the Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock (the “Issuance Date”), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

4. Voting Rights.

(a) Class Voting Rights.  As long as at least 50% of the originally issued shares of the Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class, do any of the following:

(i) incur indebtedness for borrowed money or a security interest on any of the assets of the Company or its subsidiaries, other than indebtedness incurred up to an aggregate $100,000 or in connection with ordinary course equipment financings;

(ii) amend the terms of the Series A Preferred Stock in any manner that adversely affects any rights of the holders of the Series A Preferred Stock;

(iii) authorize additional shares of Series A Preferred Stock;

(iv) amend the Company’s Articles of Incorporation or By-laws in any manner that would impair or reduce the rights of the Series A Preferred Stock;

(v) liquidate or dissolve the Company; or

(vi) issue any class or series of equity security senior to the Series A Preferred Stock.

If the Company enters into an agreement to issue equity securities senior to the Series A Preferred Stock without the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock outstanding at the time, any holder of the Series A Preferred Stock shall have the right, but not the obligation, to require the Company to redeem all or a portion of the shares of Series A Preferred Stock held by such holder at a price per share of Series A Preferred Stock equal to 120% of the Stated Value, plus any accrued but unpaid dividends thereon (the “Seniority Redemption Amount”). Such holder shall have 7 days from the date of the Company’s issuance of such securities to send to the Company a notice requiring redemption of such holder’s shares of Series A Preferred Stock (the “Notice of Redemption”).  Payment of the Seniority Redemption Amount shall be made by the Company within 30 days of the Company’s receipt of the Notice of Redemption. Upon the Company’s receipt of a Notice of Redemption, all dividends, including those payable pursuant to Section 3 hereof, shall cease to accrue on the shares of the Series A Preferred Stock listed on the Notice of Redemption and the holders of such shares shall cease to be shareholders with respect to those shares, shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the moneys payable upon such redemption upon surrender of their certificates, and the shares evidenced thereby shall be deemed to be no longer outstanding.  The Company shall pay all funds due pursuant to such redemption within 30 days from receipt of a Notice of Redemption.

(b) General Voting Rights.  Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 4(a) above and except as otherwise required by Florida law, the Series A Preferred Stock shall vote or act together with the Common Stock as a single class on all actions to be taken by the stockholders of the Company.  In connection with such actions, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to Section 6 hereof on the record date for the vote or written consent of stockholders.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by such holder could be converted) shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one).  The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Company.  The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series A Preferred Stock.  Unless otherwise prohibited by the Company’s Articles of Incorporation, all votes of the holders of Series A Preferred Stock may be made by written consent in lieu of a meeting, provided that notice of any such votes that are approved shall be provided to all holders of Series A Preferred Stock.

5. Liquidation Preference.

(a) Payment.  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of preferred stock that is junior to the Series A Preferred Stock (“Junior Stock”), an amount (the “Liquidation Preference Amount”) per share of the Series A Preferred Stock equal to (i) 120% of the Stated Value plus (ii) any accrued but unpaid dividends to which the holders of Series A Preferred Stock are then entitled.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, and that was created and issued in accordance with the provisions of this Certificate of Designation, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the full liquidation payment with respect to each outstanding share of Series A Preferred Stock.  All payments for which this Section 5(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) Certain Events Deemed a Liquidation; Election as to Consideration.  A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 5.  Notwithstanding anything to the contrary herein, including Section 5(a), in the event of the occurrence of the transactions in the foregoing sentence, each holder of Series A Preferred Stock shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

(c) Notice.  Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 5, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, or twenty (20) days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d) Surrender of Certificates.  On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 5, the Company shall pay cash and/or such other consideration to which the holders of shares of Series A Preferred Stock shall be entitled under this Section 5.  Each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Company, or shall notify the Company or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (an “Affidavit of Loss”), whereupon each surrendered certificate shall be cancelled and retired.

6. Conversion.  The holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert.  At any time on or after the Issuance Date, the holder of any shares of Series A Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock.  Each share of Series A Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) the Stated Value divided by (ii) the Conversion Price (as defined in Section 6(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof, but in any event at least five (5) days prior to such termination) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company at (215) 702-8535, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original Preferred Stock Certificates representing the shares of Series A Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) and the originally executed Conversion Notice.

(ii) Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully-executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Trading Days following the date of receipt by the Company of the fully-executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if the Company and the Transfer Agent are participating in DTC through the DWAC system and (a) there is an effective registration statement permitting the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) to or resale of the Conversion Shares by the holder or (b) following the six month anniversary of the Issuance Date, the Conversion Shares are eligible for sale under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), without volume or manner-of-sale restrictions and as of such date the Company is in compliance with the current public information required under Rule 144 as to such Conversion Shares.  If the number of shares of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause the Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) Trading Days after receipt of such holder’s Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) Trading Day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) Trading Day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations.  Such accountant’s calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct.  The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 6(b)(iii).

(iv) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date (as defined below).

(v) Buy-In Rights.  In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause the Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock that the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series A Preferred Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.  For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(c) Mandatory Conversion.

(i) Each share of Series A Preferred Stock outstanding on the earlier of the Qualified Financing Date (as defined below) and the Share Trigger Date (as defined below) shall, automatically and without any action on the part of the holder thereof, convert into a number of fully-paid and nonassessable shares of Common Stock equal to the quotient of (A) the Stated Value (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus any accrued but unpaid dividends to which the holder of such share of Series A Preferred Stock is then entitled, divided by (B) the Conversion Price then in effect.

(ii) As used herein, “Qualified Financing Date” shall mean such date on which the Company closes an equity, or equity-linked, transaction or series of related transactions with aggregate proceeds to the Company of $5 million or greater.

(iii) As used herein, “Share Trigger Date” shall mean such date occurring on or after the 18 month anniversary of the Issuance Date that the Closing Bid Price (as defined below) of the Common Stock equals or exceeds 2.5 times the then-applicable Conversion Price (as may be adjusted pursuant to this Section 6) for a period of sixty (60) consecutive Trading Days with a minimum average trading volume of 100,000 shares per day over such period; provided, that, on the Share Trigger Date, (A) a registration statement under the Securities Act of 1933, as amended, providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective or the shares of Common Stock into which the Series A Preferred Stock can be converted may be offered for sale to the public without any volume restrictions, pursuant to Rule 144, and (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTCQB Market operated by the OTC Markets Group, Inc. (or other exchange or market on which the Common Stock is then trading).  The date of conversion of all outstanding shares of Series A Preferred Stock pursuant to Section 6(c)(i) is referred to in this Certificate of Designation as the “Mandatory Conversion Date.” The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(iv) The term “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the OTCQB Market operated by the OTC Markets Group, Inc. or other principal exchange or quotation system on which such security is traded as reported by Bloomberg L.P., or, if no closing bid price is reported for such security by Bloomberg L.P., the last closing trade price of such security as reported by Bloomberg L.P., or, if no last closing trade price is reported for such security by Bloomberg L.P., the average of the bid prices of any market makers for such security as reported by the OTC Markets Group, Inc.  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.

(v) On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an Affidavit of Loss to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of a Mandatory Conversion of the Series A Preferred Stock pursuant to this Section 6, the holders of the Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall cause the Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 6(b)(ii)) to the holder within three (3) Trading Days of the holder’s delivery of the applicable Preferred Stock Certificates.

(vi) The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following the Mandatory Conversion Date, announcing such mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock (not more than four Trading Days after the date of the press release) of the mandatory conversion announcing the automatic conversion of the Series A Preferred Stock.  In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in this Section 6(c)(vi) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted  ceased to accrue on the Mandatory Conversion Date.

(d) Conversion Price.  The term “Conversion Price” shall mean $0.09, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 6(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions in Shares of Common Stock.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 6(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv) Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 6(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 6(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the shares of Series A Preferred Stock held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  Subject to Section 5 above, if at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 6(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 6(e)(iv)), or a merger or consolidation of the Company with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Company to another corporation or other entity, immediately after such reorganization, merger, consolidation, or conveyance (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary or appropriate and provision shall be made if necessary or appropriate (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change that such holder would have received had it converted the shares of Series A Preferred Stock held by it into Common Stock immediately prior to such Organic Change, all subject to further adjustment as provided herein.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 6(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock.  In the event, at any time while the Series A Preferred Stock is outstanding, the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 6(e) or pursuant to Common Stock Equivalents (as defined below) granted or issued prior to the Issuance Date) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to the same price as the issuance (full ratchet protection).  No adjustment to the Conversion Price shall be made under Section 6(e)(vi) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 6(e)(vii).

(vii) Issuance of Common Stock Equivalents.  The provisions of this Section 6(e)(vii) shall apply if, at any time after the Issuance Date at any time while the Series A Preferred Stock is outstanding, (a) the Company shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in subsection (vi) of this Section 6(e).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii) Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price pursuant to this Section 6 upon the authorization or issuance of (A) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (B) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders of the Series A Preferred Stock), (C) securities issued in connection with bona fide strategic license agreements or other strategic transactions or partnering arrangements so long as such issuances are not for the purpose of raising capital, (D) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans duly adopted by the Board of Directors, and (E) securities issued pursuant to the Securities Purchase Agreement by and between the Company and the initial holder of the Series A Preferred Stock, dated as of October 21, 2013 or upon the conversion or exercise thereof.

(f) No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, and in any event with ten (10) days of such event.  The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) Trading Days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series A Preferred Stock as soon as reasonably practicable prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such holder prior to such information being made known to the public. Notwithstanding the foregoing, the failure by the Company to deliver any notice pursuant to this Section 6(i) or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

(j) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k) Reservation of Common Stock.  The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding and to make mandatory payments of Dividend Share Amounts as required herein.

(l) Effectiveness of Conversion.  Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 6(b)(ii).

(m) Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

7. Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

8. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9. Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

10. Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Designation and does affirm the foregoing as true this 18th day of October, 2013.

ALLIQUA, INC.

By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer

EXHIBIT A

ALLIQUA, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Alliqua, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of Alliqua, Inc., a Florida corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Preferred Stock to be converted:

Stock certificate no(s). of Preferred Stock to be converted:

The shares Common Stock issuable upon such conversion have been sold pursuant to a registration statement:YES ____NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: